U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     OF SMALL BUSINESS ISSUERS UNDER SECTION
               12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934



                                  649.COM, INC.

                 (Name of small business issuer in its charter)



          TEXAS                                        76-0495640
(State or Other Jurisdiction of                      (IRS Employer
Incorporation  or  Organization)                Identification  Number)


    1177  WEST  HASTINGS,  SUITE  1818
         VANCOUVER,  BC  CANADA                         V6E 2K3
(Address  of  Principal  Executive  Offices)          (Zip  Code)


                                 (604) 669-4771
              (Registrant's Telephone Number, Including Area Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                     (None)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                         Common Stock, par value $0.001
                                 Title of Class


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

                                TABLE OF CONTENTS
                                -----------------


                                     PART  I

Item  1          Description  of  Business.

Item  2          Plan  of  Operation.

Item  3          Description  of  Property.

Item  4          Security Ownership of Certain Beneficial Owners and Management.

Item  5          Directors,  Executive  Officers, Promoters and Control Persons.

Item  6          Executive  Compensation.

Item  7          Certain  Relationships  and  Related  Transactions.

Item  8          Description  of  Securities.

                                       PART  II

Item 1 Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters.

Item  2          Legal  Proceedings.

Item  3          Changes  In  and  Disagreements  With  Accountants.

Item  4          Recent  Sales  of  Unregistered  Securities.

Item  5          Indemnification  of  Directors  and  Officers.

                                     PART  F/S

Financial  Statements.

                                     PART  III

Item  1          Index  to  Exhibits.

Item  2          Description  of  Exhibits.



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                                     PART  I

This Registration Statement on Form 10-SB includes forward-looking statements which the Registrant believes are within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's current beliefs and assumptions about the Registrant and the industry in which the Registrant competes in, and on information currently available to management. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the Registrant set forth under the headings "Plan of Operations," and "Business." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider," or similar expressions are used.
Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Registrant's future results and shareholder values may differ materially from those expressed or implied in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements. In addition, the Registrant does not undertake to update forward-looking statements after the effectiveness of this Registration Statement, even if new information, future events or other circumstances have made them incorrect or misleading.

ITEM  1  -  DESCRIPTION  OF  BUSINESS
-------------------------------------

649.com, Inc. ("649"), is a company currently in the process of developing an Internet based 6/49 lottery. We are currently in the process of testing our technology and intend to market our lottery game around the world. Outside of North America, in jurisdictions which allow online gaming, our contestants will be able to play a patent-pending, instant-results lottery game for a fee, with the potential of winning up to $5,000,000 in prizes. Within North America and for jurisdictions which do not allow online gaming, the lottery game will be available for contestants to play for free and win various non-cash prizes.

649.com was originally incorporated under the laws of the State of Texas on March 1, 1996 as Market Formulation and Research Corp. From 1996 until 1999, we were engaged in the activity of locating potential merger and acquisition candidates, and thus had no material operations. On May 12, 1999, in contemplation of acquiring 649.com, Inc., an Alberta, Canada corporation ("649-Canada"), we changed our name to 649.com, Inc. Effective on September 15, 1999, we acquired all of 649-Canada in a business combination described as a "reverse acquisition." As we had no material operations prior to the acquisition, the acquisition has been treated for accounting purposes as the acquisition of 649 (the Registrant) by 649-Canada.

Immediately prior to the acquisition, 649 had 10,725,650 shares of Common Stock outstanding. As part of our acquisition of 649-Canada, we issued 6,500,000 shares of our Common Stock to the shareholders of 649-Canada. We had no significant operations prior to our acquisition of 649-Canada. Following the acquisition of 649-Canada, our former management and Board of Directors resigned and was replaced by the management of 649-Canada.

BUSINESS  OF  THE  ISSUER

We are an online gaming company operating a simple, easy to play 6/49 lottery over the Internet. We are lawfully permitted to locate and operate the data processing component of our lottery game in Costa Rica. We will accept wagers in an offshore jurisdiction, which we have not yet determined. The Internet-based game will be available anywhere in the world, where not prohibited, to anyone with an Internet connection. The lottery game is appropriately named 6/49 as it involves selecting the six correct winning numbers out of numbers 1 to 49 produced by a random number generator. The game is unique in that it offers an instantaneous play feature, and a browser-based system with minimal download time.

Unlike most lottery games our players do not need to buy tickets or wait for a specific draw date. The game occurs immediately after the players' numbers are selected from his current selection, his stored favorites or quick picks.


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

The odds for correctly preselecting numbers that are purely random generated from a field of 49 different numbers are:

the  odds  of  selecting  the  6 winning numbers are:            1:13,983,816
the  odds  of  selecting  5  of  the  winning  numbers  are:     1:    55,492
the  odds  of  selecting 4 of the winning numbers are:           1:     1,033
the  odds of selecting 3 of the winning numbers are:             1:        57

Although we intend to operate our Internet web site on a continual basis, we cannot provide any assurances that the web site will operate on a 24 hours a day, seven days a week basis. Our computer systems and operations are vulnerable to, among other things, damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. These systems are also potentially subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Any damage to, or failure of, our systems could result in interruptions in our service. In addition, if we experience demand for our services beyond the capacity of our systems, our web site may become unstable and may cease to operate for periods of time. Many of our competitors have experienced periodic unscheduled downtime. Continued unscheduled downtime could harm our business, discourage users of our web site and reduce our future revenues, if any.

PRODUCT  AND  SERVICES

Our core product will be the 6/49 Internet lottery game with the $5 million grand prize for a six-out-of-six match. The current game is an Internet based instantaneous lottery game which can be played any time of day or night, internationally. As soon as the player selects a six number ticket, the six winning numbers are generated instantly letting the player know if he has won or lost. This is unlike the traditional lotteries that are played over fixed intervals, such as weekly or bi-weekly. Lottery players of 649.com will never have a split pot since a full jackpot is available each and every time a game is played.

At the 649.com site, the player selects six numbers from a field of 49 by clicking on six of the numbers on the selection screen or by clicking the "Quick Pick" (automatic random selection) or "Favorites" (those numbers that are considered the "lucky" ones by the players) buttons. Right clicking on the buttons with the mouse can change numbers chosen in error. Once activated by clicking on the play area, six numbers are selected by the random number generator and are posted to the area immediately above the players selection indicating whether some or all of the numbers matched those randomly delivered by the game.

For those players in jurisdictions where on-line gaming is restricted or prohibited, we offer a "free play" area where anyone may participate and play for free in the same manner. A person playing in the free play area has an opportunity to win a major prize, such as a luxury automobile, with a six out of six match.

Privacy  and  Security

It is essential to our gaming operation to understand the status of our own system and security and control requirements. In our search to identify security issues, we have focused on three main areas: integrity, reliability, and security.

Part of our commitment to security is to have the game tested to ensure that it provides for both security and fairness. We intend to utilize the services of Testing Services Technologies ("TST") which is an international organization established in 1993 to provide testing and evaluation services covering design, evaluation, development, management, testing and training. TST is one of the world's most experienced testing laboratories for the gaming, wagering and lotteries industries. TST has gained its reputation by being a fully independent and impartial laboratory, working primarily with industry regulators, testing systems to legislative and regulator standards.

The benefits us from such testing supports higher equipment performance, stability and usability of systems, decreased time to market, improved quality, early defect detection, and decreased recall/retrofitting costs. We anticipate the following components in the testing process: hardware review and fault diagnosis, software review, game design, peripheral device activities and compatibility, site inspection and systems audit. In addition, communications, jackpot systems, player tracking systems, and security will be examined fully.


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

TST offers an international service for the testing and accreditation of Internet Gaming systems. This accreditation provides an assurance to the player that the system is fair and has been tested to the appropriate standards.

We are also in the process of developing a disaster recovery plan. We realize that we cannot function without computer processing, and thus we are analyzing our risks, critical business aspects, and plan development. We believe that the development of a mirrored site will be part of this plan. Our mirrored site will be one that will be developed in another jurisdiction in the event that some catastrophe prevents the timely operation of the game from the primary site.

Our random number generator, which generates the numbers for the game, will be tested and certified to represent a secure and fair component of the game. The testing by TST will ensure the randomness of the number generator. Further testing will be performed to eliminate any possibility of a security breach that would jeopardize the fairness of the game or the reputation of our gaming web site.

Transactions  Over  the  Internet

Our customer transactions will be protected by Secure Sockets Layer ("SSL") protocol, which encrypts all information and confirms the identity of our server before allowing a transaction to be completed. Data encryption hides sensitive information such as the customer's name, address, and credit card number. Data encryption will not allow anyone who obtains a player's personal information to read or use it. The SSL prevents hackers from monitoring a gaming session should they be able to intercept communications. The game server and database system are both protected from external access. The server can only be accessed using encrypted passwords and other protections.

We have attempted to eliminate any problems for the consumer by providing an easy to play game concept that is fair and honest coupled with a supportable and state-of-the-art financial transaction processing environment. The top first prize will be $5 Million USD, and to ensure payment to the players the top prize will be insured. We intend to preserve the integrity of the financial transactions that are executed over the Internet as well as to screen out potential website customers who may be residents of the jurisdictions blocked from using the systems by matching the credit card number with the customer's country, postal code, and address, and thus successfully blocking customers from those jurisdictions where on line gaming is prohibited. Our website also clearly states that we do not accept wagers from citizens of North America (US and Canada), and Costa Rica, nor will we pay out funds to any address within North America.

We address additional security issues with the issuance of personal identification numbers to players required before any funds can be withdrawn. We use a physically secure server which will be stored in a locking case at our physical location.

The security application will protect the enterprise data which includes player's private information, random number generation routines, past winners etc. This information will be contained in a secure database.

The game will use a finite set of cryptographically strong random number generators to generate the numbers. These will be changed periodically to discourage any attempts at tracking.

Credit card transaction information must also be protected and we will use an encrypted card verification system utilizing strong fraud detection devices. Communication protection will be achieved through the major browser's implementation to protect communications when the data is sent over the Internet.

Verification is the final and an important layer of the security model and players must understand that a complete verification process will be conducted before a winner will be declared.


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

MARKET  DESCRIPTION

The increases in computer use, the wealth of information available on the Internet and the growth of home-based businesses have all contributed to the increased number of Internet users and businesses. Internet Service Providers over the past few years have increased from zero to almost 4,000. The reason for this activity is thought to result from minimal start-up costs and expertise, the increasing demand to be "connected," and the attraction of significant marketing opportunities for products and services. Bandwidth and modem improvements have also had an impact on increased use. Electronic Commerce over the Internet as a medium for marketing and purchasing has given rise to many new companies who have exceeded revenue and growth expectations. The number of users who purchase over the Internet is growing substantially each month. Overall the Internet user rate continues to climb daily with numbers reportedly doubling approximately every 100 days. In the U.S. alone there are more than 70 million Internet users.

According to Nielsen Media Research, almost 200 million people will be Internet users by the turn of the century. Statistics show that it took only four years to attain 50 million users. Legalized gambling is one of the fastest growing industries and the International Gaming and Wagering Business magazine estimated gambling to be a $1 trillion global business which is reportedly larger than all the other combined entertainment industries in the world.

The Internet gaming industry primarily started with casino type games in 1995 with reported revenues in excess of $1 billion in 1998. Projections by the U.K.'s Financial Times estimate that by the year 2001 the total Internet gaming community which includes casinos, sports books and lotteries will approach $10 billion.

When the universal appeal of gambling is combined with the accessibility and rapid growth of the Internet, the opportunity becomes evident and that is why major players like Kenny Rogers casino are joining the market. The River City Group, LLC has conducted a study which indicates that potential Internet Gaming Expenditures could reach $8.6 billion by 2000.

There appears to be a demand for in-home gaming services as evidenced by the more than 700 Internet sites operated by more than 200 different private companies or government agencies. Many of them are not sophisticated gaming sites which demonstrates the public's appetite for this type of entertainment. Many of the sites offer services that are not user-friendly, have bandwidth restrictions, long download time and offer poor customer service. The most serious concern of the majority of the Internet users is the security and privacy of their financial transactions completed over the Internet. A second concern is the integrity of the various games. Despite these concerns, the number of users engaged in Internet commerce is growing at a significant rate.

International markets continue to open, presenting yet further opportunities for the gaming industry. China recently opened up its borders to increased international trade in telecommunications, including the Internet. Jupiter Communications estimates that by 2002, nearly 320 million people will be on-line globally. According to Bear Stearns & Co., Global Intertainment Corp. (GIC), specializing in the development of new technology related to Internet gambling, gets approximately two million hits daily from visitors on its website. Cyberbetz casino indicates nearly 200,000 hits per day to their Web site. Of these visitors, between 10% and 15% stay and place wagers on-line.

Statistical research revealed that the average player spends $150 per month on gaming sites. 649 has estimated the first full year at an average of 11,000 regular players per month or $1,650,000 per month. As indicated above, the Company sees the potential for a 100% growth in market share by the end of year 2001. The Company has conservatively projected growth figures to reflect 18,000 regular players by the end of year three. This would generate $32,400,000 per annum based on the assumption that the average player spends $150 per month. Net revenues are calculated by use of the percentages applicable to a number of government operated lotteries. Their allocations show 45% to prizes, 10% to overhead and the remainder to profit.

The existing customer base of the established gaming and wagering marketplace will constitute the primary and major source of the Company's targeted revenues. Internet gaming sites, like their land-based counterparts, will find it necessary to build a high level of customer loyalty. This can only be accomplished through premier customer service programs, easy to play game(s), sizeable jackpots, and well-thought out marketing, and promotional strategies.

Bear  Stearns  & Co. commenting on the gaming industry summarizes the potential:

"We believe that future Internet gambling trends will occur on a much larger scale overall. In a few years, personal computers will be available in nearly every home in the U.S. and emerging markets such as India should quickly follow suit. Latin America will catch up, as well. We believe that the Internet will become one of the most widely accepted tools for information transfer and commerce in history, and the globe will shrink. As people are brought closer together, brand name recognition likely will become increasingly important for all aspects of the economy, including Internet gambling. In our opinion, the future will bring a swarm of international branding, marketing, and trade. Regardless of a potential U.S. ban on Internet gambling, other world markets will embrace Internet gambling and capitalize on the immense potential of the combination of two very lucrative industries."


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Overall,  the  changes foreseen in computer performance, improvements in network infrastructure, player profiles, market shifts, easier and cheaper access to the Internet, pricing and competition provide the opportunities for our company's growth and success.

Sources for Market Description include: The Internet Economy Indicators University of Texas, 1999 (study by UT); www.internetindicators.com;
                                                ---------------------------
International Gaming and Wagering Business Magazine; Cyber Dialogue (conservative estimate); Jupiter/NFO; International Data Corporation; Jupiter Communications; Bear Stearns & Co. Inc Report; Nielsen Media Research; River City Group, LLC, Christiansen Cap. Advisors Inc.; and U.K.'s Financial Times.

INTERNATIONAL  OPERATIONS

We may be subject to risks of doing business internationally, including the following:

- regulatory requirements that may limit or prevent the offering of our services in local jurisdictions;
- legal uncertainty regarding liability for the listings of our users, including less Internet-friendly basic law and unique local laws;
-     government-imposed  limitations  on  the  public's access to the Internet;
-     difficulties  in  staffing  and  managing  foreign  operations;
-     cultural  nonacceptance  of  online  gaming;
-     political  instability;
-     potentially  adverse  tax  consequences;  and
- administrative burdens in collecting local taxes, including value-added taxes.

DEPENDENCE  UPON  KEY  CUSTOMERS

Our success is dependent on attracting a significant number of Internet users who feel at ease using their credit card online. We intend to build a reputation as a site that offers security, safety, privacy and game fairness in order to attract and retain customers. Since we are restricting the North American market to free-plays, we are losing a share of the gaming revenue market, but we feel confident in the number of Internet users throughout the rest of the world that are attracted to gambling sites. Our primary targets will be South America, Caribbean countries, Asia, and Europe, to name a few. There exists well capitalized, branded, Internet gaming sites throughout the balance of the world that are attracting players from outside North America.

MAJOR  SUPPLIERS

The Company does not depend on any major suppliers to conduct its business operations.

COMPETITION

The current market is one that is primarily dominated by government-sponsored lotteries. Because most of these lotteries are operated without any competition, an opportunity to compete in the global marketplace is created.

One of the larger lotteries is Plus Lotto out of Lichenstein that provides for large jackpots in the millions of dollars. That lottery, however, is not instantaneous and therefore players must wait for ticket draws and announcements of winnings. There are numerous countries including Australia and Canada hosting major prize traditional 6/49 lottery games, but again these involve ticket purchases and offer an assortment of weekly, monthly and annual drawings.

We are differentiating ourselves from the traditional lottery games where participants have to leave their home to purchase a ticket for a drawing that is to occur sometime in the future. The cost of this type of operation with kiosks, personnel, and equipment is high and only profitable in the higher populated areas.

We believe that we will benefit from the instantaneous feature of our game, our browser-based format, minimal download time and the top prize of $5,000,000. In addition, our prize pay outs will be single lump sum payments unlike many other lotteries that are paid out over time.


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

We will capture a large portion of the market in part by what we consider significant differences between what is available today and what our game provides. Overall, we believe the customer will find our site exciting, easy to play, and attractive because of the potential chance to win the large jackpot, and thus, the customer will frequent our site more often than others.

REGULATION

There is a current focus on the Internet gaming industry in general with respect to ways in which to regulate or prohibit it. The extent to which Internet lotteries or the general gaming industry will become subject to direct regulation by any governmental agency is unknown. The North American market has applied regulations against Internet gaming and we are not offering the "play for pay" game to this market but instead are offering the "play for free" version. Players attempting to gain access to the "pay for play" will be blocked by credit card encryption and other means. We will also post notices advising potential players of the limitations and that they should check with their state, province or Country laws.

COST  OF  COMPLIANCE  WITH  ENVIRONMENTAL  REGULATIONS

We currently have no costs associated with compliance with environmental regulations. However, there can be no assurances that we will not incur such costs in the future.

TRADEMARKS  AND  PATENTS

We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have no registered trademarks or service marks to date. It may be possible for unauthorized third parties to copy some or all of our products or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate.

Other parties may assert, from time to time, infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees, if any. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.
There can be no assurance that any such claims would not result in protracted and costly litigation, having a materially adverse and negative effect on us and our financial results.

Our intellectual property portfolio includes the Internet domain name 649.com plus all related intellectual property rights pertaining to the Internet gaming concept based on the 6/49 lottery. The Company is in the process of transferring the domain name from Baycove Investments to 649.com, Inc.

Three patents pending have been filed covering the concept of an instant draw after each bet ("instantaneous concept"), however, there can be no assurances that such patents will be granted. An application was filed in the Canadian Patent Office in April 23, 1999, serial number 2,269,851. An additional patent application was filed with the Patent and Trademark Office of the U.S. Department on Commerce on June 23, 1999. These patents pending cover playing for money, playing for free, playing on the Internet or playing on stand-alone video lottery terminals:

- The first patent pending covers the method and apparatus for conducting instantaneous on-line lotteries. An example of this is when a bet is placed on our website and there is an instant draw of the 6 numbers out of 49 on the participants computer screen. As a result, the player knows immediately if he has won or lost.

- The second patent pending covers the "play for fun" 6/49 concept on the Internet. Substantial prizes are put up by advertisers (automobiles, etc). If after a negotiated number of plays, the automobile is not won, then the automobile is owned by the casino and another vehicle is provided by the advertisers and so on.

- The third related patent pending covers the 6/49 lottery stand-alone video machines that are normally located wherever electronic gaming video machines are permitted. Again, the unique concept of the patent is that, upon selecting six numbers out of forty-nine on the stand-alone video machine, six numbers are randomly computer generated immediately in front of the player such that, for a $1.00 wager, the player will know instantly whether he has won $1,000,000 (the prize for selecting six out of the six numbers chosen from forty-nine).

NUMBER  OF  EMPLOYEES

As of March 31, 2000, the Company employed three people on a full time basis. Of these three employees, two are executive officers of the Company. See
"Directors, Executive Officers, Promoters and Control Persons." The third employee is an administrative support staff person.

ITEM  2  -  PLAN  OF  OPERATION
-------------------------------

The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements and notes thereto.

Our prior full fiscal years ending December 31, 1999 and 1998 are not indicative of our current business plan and operations. During the years ended December 31, 1998 and 1999, 649 had revenues of $15,500 and $0, respectively, and was in its development stages. For information concerning our prior fiscal year, we refer the reader to the financial statements provided under Part F/S contained herein.

We do not currently generate any revenue from operations and do not expect to report any revenue from operations at least until after the official launch of the online lottery game. Even after the launch of the game, there can be no assurance that we will generate positive cash flow and there can be no assurances as to the level of revenues, if any, that we may actually achieve from the online lottery game.

Implementation  Plan

We are in the final stages of implementing our Internet gaming web site, and we expect that our web site will be operational by the third quarter of 2000. We are currently beta-testing the web site, which we have been doing since the first quarter of 2000. In addition to the completion of the software for our website, we will be finalizing our banking relationships for the transactional processing of user fees and solidifying the relationship with an insurer of the $5 million grand prize. Subsequent to the final implementation of the website, we will undertake an advertising and public relations campaign to attract visitors to the website.

Liquidity

As of December 31, 1999, our current assets consisted of only $7,227 in cash and an additional $35,000 in prepaid expenses and other current assets. As of that same date, we had an accumulated deficit from operations of over $2,130,000.

To date, we have been funding our operations through the use of short terms loans from our majority shareholder, Baycove Investments Limited, and the issuance of our stock in exchange for services rendered. During the fiscal year 2000, we estimate the need for approximately $3,500,000 in working capital. Sources of this needed capital will include a limited amount of revenues from operations, continued loans from shareholders, and the sale of common stock. There are currently no plans or agreements in place for either source of financing.

Capital  Expenditures

During the next 12 months, we anticipate approximately $350,000 in capital expenditures relating to research and development, mirrored site installation, software development, language programs and security testing/backroom set-up. Sources of this needed capital will include loans from shareholders and the sale of common stock.

ITEM  3  -  DESCRIPTION  OF  PROPERTY
-------------------------------------

At present, in order to reduce overhead expenses, we do not maintain a physical office in the United States. Our current administrative facility is made available to us pursuant to a verbal agreement with a major shareholder for office space located at 1177 West Hastings, Suite 1818, Vancouver, British Columbia, Canada. The monthly rental rate, which includes administrative costs, office rent, and related utility charges, is currently $ 3,000 per month.

In November 1999, we entered into an agreement with MillMedia, S.A., a service company based in Costa Rica that is owned by Larry Burbidge, our President and Chairman. Under the terms of this agreement, MillMedia, S.A. will arrange and manage an Internet connection for our computer equipment and provide other professional services as required. We have agreed to compensate MillMedia, S.A. for providing such services at an annual rate equivalent to the annual rental costs of the office/server site, personnel costs and any additional costs incurred on behalf of 649. The agreement has an initial term of two years, but automatically renews for successive year to year terms unless terminated in accordance with its terms. In the event of the death, disability, or termination of employment of Mr. Burbidge, 649 has an option to purchase all of the assets of MillMedia, S.A. for the sum of $1.00.

ITEM  4  -  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND MANAGEMENT
--------------------------------------------------------------------------------

The following table sets forth, as of March 31, 2000 certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officers and Directors; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.



Title                                                                       Common Stock       Percent of
of Class                                 Name and Address of Beneficial     Outstanding       Outstanding
--------                                 Owner                              -------------    -------------
                                         -------------------------------


Common Stock                            Larry Burbidge                       240,000 (1)       1.34%
                                        1177 West Hastings, Suite 1818
                                        Vancouver, BC Canada V6E 2K3

Common Stock                            Brandon Moase                         135,000 (2)      0.75%
                                        1177 West Hastings, Suite 1818
                                        Vancouver, BC Canada V6E 2K3

Common Stock                            Baycove Investments Ltd.              7,300,000 (3)   40.81%
                                        Suite 1818-1177 West Hastings Street
                                        Vancouver, BC V6E 2K3


Common Stock                            Intrepid International, Ltd.          5,272,085 (4)   29.48%
                                        2843 Del Prado, Suite 318
                                        Dana Point, CA 92629


All Directors and                                                                375,000        2.09%
Officers as a Group (2
Persons in total)


(1) The shares reflected include 240,000 shares of common stock issuable under the terms of Mr. Burbidge's Employment Agreement. Mr. Burbidge is entitled to 180,000 shares on January 31, 2000 and 30,000 shares per month thereafter for a total of 360,000 shares over 12 months with an additional 140,000 shares due at the end of twelve months of continuous employment. Does not include any options granted to Mr. Burbidge because they are not exercisable within 60 days. See Executive Compensation.

(2) The shares reflected include 135,000 shares of common stock issuable under the terms of Mr. Moase's Employment Agreement. Mr. Moase is entitled to 120,000 shares on March 1, 2000 and 15,000 shares per month thereafter, for a total of 180,000 shares over 12 months with an additional 70,000 shares due at the end of the 12-month period. Does not include any options granted to Mr. Moase because they are not exercisable within 60 days. See Executive Compensation.

(3) Includes 6,500,000 shares held by Karl Rodriguez/William Stocker Escrow TTEE 4 Baycove Investments, Ltd./649.com, and 800,000 shares held by Baycove Investments, Ltd. c/o Stoffel & Partner.

(4) Includes 5,205,420 shares held by Intrepid International, Ltd. and 66,665 shares held by Intrepid International, SA.

We believe that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

ITEM  5  -  DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS
------------------------------------------------------------------------------

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions, and the date such person became a director or executive officer. The executive officers are elected annually by our Board of Directors. The directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The  directors  and  executive  officers  are  as  follows:

Name                         Age      Positions
----                         ---      ---------
Larry  Burbidge              56       President,  Secretary,  Treasurer, and
                                      Director

Brandon  Moase               26       Vice  President  of  Operations  and
                                      Director

LARRY  BURBIDGE

Mr. Burbidge is currently President and Chief Executive Officer of the Company. Mr. Burbidge has a strong background of over twenty years in the financial services sector with areas of experience in business development, strategic planning, asset management, financial analysis and client relations.

Prior to a private practice in business consulting, financial placement, appraisals and land development, from 1995 until he joined 649.com, Inc., Mr. Burbidge served as Executive Vice President and director of a Canadian Trust Company (Metropolitan Trust, formerly Morguard Trust). The trust company was primarily involved with sourcing recommendations and administration of investments for Canadian pension funds and a variety of institutional investors.

Mr. Burbidge was also appointed director and Chief Operating Officer responsible for the orderly wind-down of a Canadian Schedule B bank under the auspices of the Canada Deposit Insurance Corporation. This position was occupied 2 1/2 years simultaneously with Mr. Burbidge's position at Morguard. Burbidge directed the activities of mortgage banking and Advisory services business units. Mr. Burbidge has also been an approved registered consultant under the Canadian Agri-ventures program since 1998. In addition, in 1999 Mr. Burbidge served as a director on the board of SOVAS, an organization which deals with violence against women issues. Mr. Burbidge's clients have included provincial and federal government organizations, lending institutions and a variety of public and private enterprises.

BRANDON  MOASE

Mr. Moase serves as Vice President of Operations and a Director. Mr. Moase was previously involved in the direct marketing of international lottery products to the U.S. market. From 1994 to his appointment as Vice President Operations at 649.com, Inc., Mr. Moase was a Principal of a British Columbia, Canada company that specialized in lottery odds management. His responsibilities included product marketing, database management, database development, and Information Technology management. His experience has given him an intimate understanding of what drives the gaming industry.

ITEM  6  -  EXECUTIVE  COMPENSATION
-----------------------------------

On August 9, 1999, the Company entered into a twelve-month Employment Agreement with Larry Burbidge, the Company's President and C.E.O., whereby the Company will pay Mr. Burbidge an annual salary of approximately $67,000. In addition to his salary, Mr. Burbidge was granted an aggregate of 500,000 shares of Company common stock, 180,000 shares issuable on January 31, 2000 and 30,000 shares per month thereafter for a total of 360,000 shares over 12 months, with an additional 140,000 shares due at the end of twelve months of continuous employment. As of March 31, 2000, 240,000 shares of common stock are due under the terms of the Agreement, all of which have been issued. Finally, Mr. Burbidge was granted options to acquire an additional 500,000 shares of Company common stock at a price of $0.50 per share, exercisable for a period of two years following his first continuous year of employment with the Company.

On August 12, 1999, the Company entered into a twelve-month Employment Agreement with Brandon Moase, the Company's Vice President of Operations, whereby the Company will pay Mr. Moase an annual salary of approximately $53,000. In addition to his salary, Mr. Moase was granted an aggregate of 250,000 shares of Company common stock, 120,000 shares issuable on March 1, 2000, and at the rate of 15,000 shares for each month thereafter, for a total of 180,000 shares over 12 months with an additional 70,000 shares due at the end of the 12-month period. As of March 31, 2000, 135,000 shares of common stock are due under the terms of the Agreement, 120,000 of which have been issued. Finally, Mr. Moase was granted options to acquire an additional 250,000 shares of Company common stock at a price of $0.50 per share, exercisable for a period of two years following his first continuous year of employment with the Company.

On December 1, 1999, the Company's Board of Directors and a majority of its shareholders approved the 649.com, Inc. Omnibus Stock Option Plan, effective December 1, 1999. Under the terms of the Option Plan, the Board of Directors has the sole authority to determine which of the eligible persons shall receive options, the number of shares which may be issued upon exercise of an option, and other terms and conditions of the options granted under the Plan to the extent they don't conflict with the terms of the Plan. An aggregate of 1,000,000 shares of common stock are reserved for issuance under the Plan during year December 1, 1999 to November 30, 2000. For each subsequent year beginning December 1, 2000, there shall be reserved for issuance under the Plan that number of shares equal to 10% of the outstanding shares of common stock on December 1 of that year. The exercise price for all options granted under the Plan shall be 100% of the fair market value of the company's common stock on the date of grant, unless the recipient is the holder of more than 10% of already outstanding securities of the Company, in which case the exercise price shall be 110% of the fair market value of the Company's common stock on the date of rant. All options shall vest equally over a period of five years from the date issuance. Currently, the Board of Directors has not issued any options under the terms of the Plan.

SUMMARY  COMPENSATION  TABLE

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the years ended December 31, 1999 and 1998, and 1997. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.


                                         SUMMARY COMPENSATION TABLE

                          Annual Compensation                                              Long  Term  Compensation
                    --------------------------------                          --------------------------------------------------
                                                                                         Awards                  Payouts
                                                                              --------------------------  ----------------------
                                                                               RESTRICTED     SECURITIES
                                                           OTHER ANNUAL        STOCK          UNDERLYING  LTIP        ALL OTHER
NAME AND                          SALARY        BONUS      COMPENSATION        AWARDS ($)     OPTIONS     PAYOUTS    COMPENSATION
PRINCIPAL POSITION   YEAR          ($)          ($)           ($)                             SAR's(#)    ($)           ($)


Larry Burbidge       1999         27,900        -0-           -0-                -0-          500,000     -0-           -0-
(President,
Secretary,
Treasurer)

                     1998              0        -0-           -0-               -0-             -0-       -0-           -0-

                     1997              0        -0-           -0-               -0-             -0-       -0-           -0-

Brandon Moase        1999         22,000        -0-           -0-               -0-          250,000      -0-           -0-
(VP Operations)

                     1998              0        -0-           -0-               -0-             -0-       -0-           -0-

                     1997              0        -0-           -0-               -0-             -0-       -0-           -0-




                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                        (INDIVIDUAL GRANTS)




                NUMBER OF SECURITIES   PERCENT OF TOTAL
                UNDERLYING             OPTIONS/SAR'S
                OPTIONS/SAR'S          GRANTED TO EMPLOYEES   EXERCISE OR BASE PRICE
NAME            GRANTED (#)            IN FISCAL YEAR                ($/SH)             EXPIRATION DATE

Larry Burbidge     500,000                  66.7%  $                   0.50               August 2002

Brandon Moase      250,000                  33.3%  $                   0.50               August 2002



                             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                        AND FY-END OPTION/SAR VALUES


                                                                     NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY
                SHARES ACQUIRED          VALUE REALIZED             OPTIONS/SARS AT FY-END (#)  OPTIONSSARS AT FY-END ($)
NAME            ON EXERCISE (#)               ($)                   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE

Larry Burbidge        -0-                     -0-                         -0- / 500,000                  -0- / -0-

Brandon Moase         -0-                     -0-                         -0- / 250,000                  -0- / -0-


COMPENSATION  OF  DIRECTORS

Our Directors have not yet received any compensation for serving in such capacity, and we do not currently contemplate compensating our Directors in the future for serving such capacity.

ITEM  7  -  CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS
--------------------------------------------------------------

Baycove  Investments  Limited

In order to fund operations, we have, from time to time, made advances to, and received advances from, our largest stockholder, Baycove Investments Limited, and affiliated entities. No formal arrangement exists for such advances, which have historically been made or received on an "as-needed" basis. In addition, Baycove charges us $3,000 per month for administrative costs that include office rent and related utility charges. Baycove has also, in the past, paid certain of our expenses. As a result of the above transactions with Baycove, we owe net advances to Baycove of $219,340 at December 31, 1999. Such amount is not collateralized, does not bear interest, and has no stated repayment terms.

As previously discussed, effective on September 15, 1999, 649.com, Inc. acquired all of the outstanding common stock of 649-Canada in a business combination described as a "reverse acquisition." For accounting purposes, the acquisition has been treated as the acquisition of 649 (the Registrant) by 649-Canada. We acquired the outstanding common stock of 649 from Baycove, and as a result, we owe Baycove $100,000 in connection with the acquisition.

Intrepid  International,  Ltd.

During the years ended December 31, 1999 and 1998, we received legal services from Intrepid International, Ltd., a significant stockholder. As of December 31, 1999, we owed this stockholder $8,242.

During March 1999, we issued 221,860 shares of common stock to Intrepid in exchange for $44,372 of legal services. In addition, in April 1999, we issued 5,000,000 shares of common stock to Intrepid in exchange for $1,000 of cash. As the estimated fair market value of our common stock exceeded the estimated fair value of consideration received by us, compensation expense of $499,000 was recognized by us in connection with these 5,000,000 shares of common stock issued to Intrepid.

Also during March 1999, two former officers of 649, who are also partial owners of Intrepid, received an aggregate of 50,000 shares of our common stock for prior services performed. We recognized compensation expense of $5,250 in connection with this stock issuance.

Lease  Agreement

In November 1999, we entered into an agreement with MillMedia, S.A., a service company based in Costa Rica that is owned by Larry Burbidge, our President and Chairman. Under the terms of this agreement, MillMedia, S.A. will arrange and manage an Internet connection for our computer equipment and provide other professional services as required. We have agreed to compensate MillMedia, S.A. for providing such services at an annual rate equivalent to the annual rental costs of the office/server site, personnel costs and any additional costs incurred on behalf of 649. Such agreement has an initial term of two years, but automatically renews for successive year to year terms unless terminated in accordance with the terms of the agreement. In the event of the death, disability, or termination of employment of Mr. Burbidge, 649 has an option to purchase all of the assets of MillMedia, S.A. for the sum of $1.00.

ITEM  8  -  DESCRIPTION  OF  SECURITIES
---------------------------------------

COMMON  STOCK

The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock, $0.001 par value per share, of which 17,885,650 were outstanding as of March 31, 2000. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockhol-ders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Direc-tors in its
discretion,   from  funds  legally  available  therefor.  In  the  event  of  a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no pre-emptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

In October 1998, the then-outstanding shares of common stock underwent a 1-for-75 reverse stock split, resulting in total outstanding shares at that time, after rounding fractional shares, of 90,758. In May 1999, the then-outstanding shares of common stock underwent a 5-for-1 forward stock split, resulting in total outstanding shares at that time, after rounding fractional shares, of 10,725,650. All outstanding shares reflected in this Form 10-SB reflect these two stock splits.

PREFERRED  STOCK

The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock, $0.001 par value per share, none of which are issued and outstanding. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The issuance of preferred stock may also include restricting dividends on the common stock, dilute the voting power of the common stock, and/or impair the liquidation rights of the holders of common stock.

TRANSFER  AGENT

The transfer agent for the Common Stock is Madison Stock Transfer, Inc., P.O. Box 145, 1813 E. 24th Street, Brooklyn, NY 11229, telephone number (718) 627-4453.

                                     PART  II

ITEM  1  -  MARKET  PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
--------------------------------------------------------------------------------
OTHER  SHAREHOLDER  MATTERS
---------------------------

MARKET  INFORMATION

The following table sets forth the high and low prices for our common stock for the periods noted, as reported by the National Daily Quotation Service and the OTC Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock was not listed on the OTC Bulletin Board during 1997. On June 23, 1998, our common stock began trading on the Bulletin Board under the trading symbol MFRC. In conjunction with the acquisition of 649, effective on May 27, 1999, the our trading symbol was changed to ABET.


YEAR      PERIOD                                             HIGH      LOW
-----     ------                                            -------    ---

1998      Second Quarter (June 23, 1998 to June 30, 1998)    0.00     0.00
          Third Quarter                                      0.00     0.00
          Fourth Quarter                                     1.06     0.00

1999      First Quarter                                      1.50     0.50
          Second Quarter                                     9.00     0.50
          Third Quarter                                      0.50     1.66
          Fourth Quarter                                     1.50     0.56

2000      First Quarter                                      0.40     0.10 (1)



(1) During a portion of the first quarter of 2000, our common stock traded on the "Pink Sheets', and as a result, we are unable to obtain accurate price information for that period. The price range listed above is an estimate.

Pursuant to NASD Eligibility Rule 6530 (the "Rule") issued on January 4, 1999, issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934 are ineligible for listing on the OTC Bulletin Board. Pursuant to the Rule, issuers who are not current with such filings are subject to delisting pursuant to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999. As previously discussed, our trading symbol on January 4, 1999 was MFRC. Therefore, pursuant to the phase-in schedule, our common stock was delisted on February 10, 2000, and is now trading on the "Pink Sheets" under the symbol ABET.

We are not currently in compliance with the Rule, and in the past, have not made filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934. We have filed this Registration Statement on Form 10-SB in order to become a "reporting" company and therefore comply with the Rule.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

NUMBER  OF  SHAREHOLDERS

The number of beneficial holders of record of our common stock as of the close of business on March 31, 2000 was approximately 63. Many of the shares are held in a "street name" and consequently reflect numerous additional beneficial owners.

DIVIDEND  POLICY

To date, we have not declared any cash dividends on our common stock, and do not expect to pay cash dividends in the next term. Rather, we intend to retain future earnings, if any, to provide funds for operation of its business.

ITEM  2  -  LEGAL  PROCEEDINGS
------------------------------

We may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business. We are not currently involved in any such litigation which we believe could have a materially adverse effect on our financial condition or results of operations.

ITEM  3  -  CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS
--------------------------------------------------------------

Crouch, Bierwolf & Chisholm, Certified Public Accountants, was engaged to audit the financial statements of Market Formulation and Research Corporation from its inception through December 31, 1998. In December 1999, the relationship with Crouch, Bierwolf & Chisholm was terminated. There were no disagreements of the type required to be reported by this Item 3 between Crouch, Bierwolf & Chisholm and 649. Subsequently, on December 13, 1999, we retained the services of Haskell & White LLP to audit our 1999 financial statements.

ITEM  4  -  RECENT  SALES  OF  UNREGISTERED  SECURITIES
-------------------------------------------------------

On November 1, 1997, we issued an aggregate of 66,670 shares of common stock to affiliates of 649 at nominal (after giving effect to the stock splits) consideration. The issuances were a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933.

On June 30, 1998, we issued an aggregate of 66,666 shares of common stock to non-affiliate investors in exchange for nominal (after giving effect to the stock splits) consideration. The issuances were a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933.

On July 2, 1998, we issued an aggregate of 10,000 shares of common stock to non-affiliate investors in exchange for nominal (after giving effect to the stock splits) consideration. The issuances were a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933.

Effective in October 1998, the outstanding shares of common stock underwent a 1-for-75 reverse stock split, reducing the number of issued and outstanding shares, after giving effect to rounding for fractional shares, to 90,758.

On March 3, 1999, we issued 221,860 shares of common stock to Inteprid International, Inc. in consideration for services with a value of $44,372. The issuances were a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of
1933.

On March 29, 1999, we issued an aggregate of 10,000,000 shares of common stock to one affiliated and five unaffiliated investors for total cash consideration of $11,000. The issuances were a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933.

Effective April 1999, we issued an aggregate of 25,000 shares of common stock to each of our directors, John Spicer and Karl Rodriguez, as consideration for services rendered valued at $2,625 each. The shares were restricted securities when issued, pursuant to ' 4(2) of the 1933 Securities Act.

Effective in May 1999, the outstanding shares of common stock underwent a 5-for-1 forward stock split, increasing the number of issued and outstanding shares, after giving effect to rounding for fractional shares, to 10,725,650.

Effective on September 15, 1999, we acquired all of the outstanding common stock of 649-Canada in a business combination described as a "reverse acquisition." We issued 6,500,000 shares of Common Stock to the shareholders of 649-Canada in exchange for all of the outstanding shares of common stock of 649-Canada. This issuance was conducted under an exemption under Section 4(2) of the Securities Act of 1933.

In December 1999, we issued an aggregate of 300,000 shares to two accredited investors for total cash consideration of $150,000. The issuances were a limited offering exempt from registration under Section 4(2) of the Securities Act of 1933, and thus were restricted in accordance with Rule 144 promulgated thereunder.

In March 2000, we issued 240,000 shares to our President and Chief Executive Officer, Larry Burbidge, and 120,000 shares to our Vice President of Operations, Brandon Moase. These issuances were for services pursuant to their respective employment agreements, and were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

ITEM  5  -  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS
---------------------------------------------------------

The Corporation Laws of the State of Texas and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.


                                PART  F/S


FINANCIAL  STATEMENTS
---------------------

The Financial Statements required by this Item are included at the end of this report beginning on page F-1.

                                               PART  III

ITEM  1  -  INDEX  TO  EXHIBITS
-------------------------------

EXHIBIT  NO.     DESCRIPTION
------------     -----------

2.1          Plan  of  Reorganization  and  Acquisition
3.1          Restated  Articles  of  Incorporation
3.2          Restated  Bylaws
10.1         Stock  Option  Plan
10.2         Employment  Agreement  for  Larry  Burbidge
10.3         Employment  Agreement  for  Brandon  Moase
10.4         Consulting  Agreement  with  Mindquake  Software,  Inc.
10.5         Offer  to  Purchase  Patent
10.6         Agreement  with  Millmedia
10.7         Agreement  with  TST
23.1         Consent  of  Haskell  &  White  LLP,  Independent  Certified
             Public Accountants
23.2         Consent  of  Crouch,  Bierwolf & Chisholm, Certified Public
             Accountants
27           Financial  Data  Schedule

__________________


ITEM  2  -  DESCRIPTION  OF  EXHIBITS
-------------------------------------

Not  applicable

                                               Consolidated Financial Statements






                                                                   649.COM, INC.
                               (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                                                   (A DEVELOPMENT-STAGE COMPANY)






                                     As of December 31, 1999 and for Each of the
                                        Years in the Two-Year Period Then Ended,
                                and for the Period from Inception, June 13, 1990
                                                       Through December 31, 1999

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)


                                  TABLE OF CONTENTS






                                                                       PAGE
                                                                       ----

INDEPENDENT  AUDITORS'  REPORTS                                        F-2

FINANCIAL  STATEMENTS

Consolidated  Balance  Sheet                                           F-4

Consolidated  Statements  of  Operations  and  Comprehensive  Loss     F-5

Consolidated  Statements  of  Stockholders'  Equity                    F-6

Consolidated  Statements  of  Cash  Flows                              F-8

Notes  to  Consolidated  Financial  Statements                         F-9

                          INDEPENDENT AUDITORS' REPORT



Board  of  Directors  and  Stockholders
649.com, Inc. (formerly, Market Formulation and Research Corp.) (a Development Stage Company)

We have audited the accompanying balance sheet of 649.com, Inc. (formerly, Market Formulation and Research Corp.) (a Development-Stage Company) (the "Company") as of December 31, 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended, and the period from inception, June 13, 1990 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and cash flows for the year then ended, and the period from inception, June 13, 1990 through December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's recurring losses, net working capital deficiency, and lack of revenue-generating operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                     /s/  Haskell & White LLP

                                     HASKELL  &  WHITE  LLP

February  16,  2000

To the Board of Directors and Stockholders of Market Formulation and Research Corp

We have audited the accompanying balance sheets of Market Formulation and Research Corp (a Development Stage Company) as of March 31, 1999, December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997 and from inception on June 13, 1990 through March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Market Formulation and Research Corp (a Development Stage Company) as of March 31, 1999, December 31, 1998 and 1997 and the results of its operations and cash flows for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997 and from inception on June 13, 1990 through March 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's recurring operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Crouch  Bierwolf  &  Chisholm

Salt  Lake  City,  Utah
June  3,  1999

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                                  BALANCE SHEET
                                DECEMBER 31, 1999

                                     ASSETS



CURRENT ASSETS:
  Cash                                        $    7,227
  Prepaid expenses and other current assets       35,000
                                              ----------

  Total current assets                            42,227

EQUIPMENT AND SOFTWARE, NET                       58,026

GOODWILL, NET OF ACCUMULATED AMORTIZATION
  OF $304,757 (NOTE 2)                         4,083,746
                                              ----------

    Total assets                              $4,183,999
                                              ==========


                 LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable and accrued liabilities           $    49,017
  Due to stockholders (Note 3)                           327,582
                                                     ------------

  Total current liabilities                              376,599
                                                     ------------

COMMITMENTS AND CONTINGENCIES (NOTES 3 AND 6)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 5,000,000
    shares authorized, 0 shares issued and
    outstanding                                                -
  Common stock, $.001 par value,
    50,000,000 shares authorized,
    17,525,650 shares issued and outstanding              17,526
  Additional paid-in capital                           5,920,285
  Deficit accumulated during the development stage    (2,130,411)
                                                     ------------

    Total stockholders' equity                         3,807,400
                                                     ------------

      Total liabilities and stockholders' equity     $ 4,183,999
                                                     ============

See accompanying notes to the financial statements.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)


                 STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS



                                                                                 For the Period
                                                                                 from Inception,
                                                   For the Years Ended            June 13, 1990,
                                                       December 31,                 Through
                                                 1999              1998          December 31, 1999
                                       ---------------------  ---------------   ------------------

REVENUES                               $                  -   $        15,500   $    45,500
                                       ---------------------  ----------------  ------------

EXPENSES
  Stock-based compensation                        1,429,872                 -     1,429,872
  General and administrative                        148,287            58,035       270,070
  Depreciation and amortization                     307,829                 -       308,868
  Research and development                           67,321                 -        67,321
  Purchased in-process research and
    development (Note 2)                             99,780                 -        99,780
                                       ---------------------  ----------------  ------------


    Total expenses                                2,053,089            58,035     2,175,911
                                       ---------------------  ----------------  ------------

Net loss                                         (2,053,089)          (42,535)   (2,130,411)

Other items of comprehensive (loss)                       -                 -             -
                                       ---------------------  ----------------  ------------

Comprehensive (loss)                   $         (2,053,089)  $       (42,535)  $(2,130,411)
                                       =====================  ================  ============

Basic and diluted net loss per share   $               (.20)  $      (.11)      $     (1.85)
                                       =====================  ================  ============

Weighted average number of common
  shares outstanding                             10,200,618           386,925     1,152,979
                                       =====================  ================  ============


               See accompanying notes to the financial statements.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

                         Statements of Stockholders' Equity



                                                                                        Deficit
                                                                                        Accumulated
                                                                         Additional     During the       Total
                                                    Common Stock           Paid-in      Development   Stockholders'
                                                Shares        Amount       Capital      Stage            Equity
                                              ------------  -----------  ------------  ---------------  ---------

Inception at June 13, 1990                                -  $         -  $          -  $            -   $      -

Shares issued for organizational costs               69,265           69           970               -      1,039

Net loss for the period ended December 31,
  1991 through 1995                                       -            -             -          (1,000)    (1,000)
                                               ------------  -----------  ------------  ---------------  ---------

Balance, December 31, 1995                           69,265           69           970          (1,000)        39

Shares issued for cash                               17,665           18        26,482               -     26,500

Net loss for the year ended December 31, 1996             -            -             -         (21,569)   (21,569)
                                               ------------  -----------  ------------  ---------------  ---------

Balance, December 31, 1996                           86,930           87        27,452         (22,569)     4,970

Shares issued for cash                               66,670           67         9,933               -     10,000

Net loss for the year ended December 31, 1997             -            -             -         (12,218)   (12,218)
                                               ------------  -----------  ------------  ---------------  ---------

Balance, December 31, 1997                          153,600          154        37,385         (34,787)     2,752


See accompnaying notes to the financial statements.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

                  Statements of Stockholders' Equity (Continued)




                                                                                          Deficit
                                                                                          Accumulated
                                                                          Additional      During the       Total
                                                    Common Stock            Paid-in       Development    Stockholders'
                                               Shares        Amount         Capital       Stage            Equity
                                               ------------  -----------  -------------  ---------------  ------------

Shares issued for cash                              200,000          200        29,800                -        30,000

Shares issued for cash                               76,665           77        11,423                -        11,500

Rounding of fractional shares                        23,525           23           (23)               -             -

Net loss for the year ended December 31, 1998             -            -             -          (42,535)      (42,535)
                                               ------------  -----------  -------------  ---------------  ------------

Balance, December 31, 1998                          453,790          454        78,585          (77,322)        1,717

Shares issued for professional services             221,860          222        44,150                -        44,372

Shares issued to officers for services               50,000           50         5,200                -         5,250

Shares issued for cash and compensation          10,000,000       10,000       990,000                -     1,000,000

Stock options and common stock
  earned by officers                                      -            -       391,250                -       391,250

Shares issued in connection with acquisition      6,500,000        6,500     4,261,400                -     4,267,900

Shares issued for cash                              300,000          300       149,700                -       150,000

Net loss for the year ended December 31, 1999             -            -             -       (2,053,089)   (2,053,089)
                                               ------------  -----------  -------------  ---------------  ------------

Balance, December 31, 1999                       17,525,650  $    17,526  $  5,920,285   $   (2,130,411)  $ 3,087,400
                                               ============  ===========  =============  ===============  ============

See accompanying notes to financial statements.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                            Statements of Cash Flows

                                                                                            For the Period
                                                            For the Years Ended             From Inception,
                                                                 December 31,               June 13, 1990,
                                                                                                Through
                                                            1999               1998         December 31, 1999
                                                  ---------------------  -----------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                        $         (2,053,089)  $        (42,535)  $       (2,130,411)
  Adjustments to reconcile net loss
    to net cash used in operations:
      Stock-based compensation                               1,429,872                  -            1,429,872
      Depreciation and amortization                            307,829                  -              308,868
      Write-off of note receivable                               1,500                  -                    -
      Increase in prepaid expenses and
        other current assets                                   (25,000)                 -              (25,000)
      Increase (decrease) in accounts
        payable and accrued expenses                            49,017               (190)              49,017
                                                  ---------------------  -----------------  -------------------

      Net cash flows used in operating
        activities                                            (289,871)           (42,725)            (367,654)
                                                  ---------------------  -----------------  -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of equipment and software                        (55,295)                 -              (55,295)
  Cash acquired in acquisition                                  92,484                  -               92,484
                                                  ---------------------  -----------------  -------------------

      Net cash flows provided by
        investing activities                                    37,189                  -               37,189
                                                  ---------------------  -----------------  -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock issued for cash                                 161,000             41,500              239,000
  Net increase in due to stockholders                           98,692                  -               98,692
                                                  ---------------------  -----------------  -------------------

    Net cash flows provided by
      financing activities                                     259,692             41,500              337,692
                                                  ---------------------  -----------------  -------------------

NET INCREASE (DECREASE) IN CASH                                  7,010             (1,225)               7,227

CASH, BEGINNING OF PERIOD                                          217              1,442                    -
                                                  ---------------------  -----------------  -------------------

CASH, END OF PERIOD                               $              7,227   $            217   $            7,227
                                                  =====================  =================  ===================


SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for:
    Interest                                      $                  -   $              -   $                -
    Taxes                                         $                  -   $              -   $                -


NON-CASH AND INVESTING AND FINANCING ACTIVITIES:

During the year ended December 31, 1999, the Company issued 6,500,000 shares of its common stock, acquired assets of $155,722, and assumed liabilities of $276,155 in connection with its acquisition of 649.com, Inc. (Note 2). The Company also recorded goodwill of $4,388,503 in connection with this acquisition.

See accompanying notes to the financial statements.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999


1.     ORGANIZATION,  BUSINESS  AND  SUMMARY  OF  ACCOUNTING  POLICIES

     Organization  and  Business

649.com, Inc. (formerly, Market Formulation and Research Corp.) (a Development-Stage Company) (the "Company") was originally incorporated under the laws of the State of Nevada on June 13, 1990 as MMM-Hunter Associates, Inc. The Company was re-incorporated in Texas on March 1, 1996, under the name Market Formulation and Research Corp., for the purpose of providing market formulation and research services. On May 12, 1999, the Company amended its articles of incorporation, changed the name of the Company to 649.com, Inc., and effected a 5-for-1 forward stock split.

As a result of a Plan of Reorganization and Acquisition effected in September 1999 (Note 2), the Company's primary business involves the 6/49 lottery concept, whereby lottery players outside of North America, and in jurisdictions which allow online gaming, attempt to pre-select six numbers randomly drawn from a basket of 49. The Company intends to allow participants to play 6/49 on the Internet and/or through electronic video terminals.

To date, the Company has not conducted any significant operations, and its activities have focused primarily on raising capital, developing a business strategy, and research and development. Since the Company has not yet commenced its principal operations, and has not yet earned significant revenues, the Company is considered to be a development-stage enterprise as of December 31, 1999.

Principles  of  Consolidation

The accompanying consolidated financial statements for the year ended December 31, 1999, include accounts of the Company and its wholly owned subsidiary, 649.com, Inc., since its acquisition on September 15, 1999 (Note 2). All intercompany accounts and transactions have been eliminated in consolidation.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999


1.     ORGANIZATION,  BUSINESS  AND  SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Going  Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has experienced recurring net losses, has a net working capital deficiency, and has no revenue-generating operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan is to actively search for additional sources of equity financing, complete development of its 6/49 lottery products, and implement its 6/49 lottery business plan. In addition, management expects to continue to operate with minimal fixed overhead expenses. The ultimate outcome of these plans is uncertain and the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

Equipment  and  Software

Equipment and software are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which are three-to-five years. Maintenance and repairs are charged to operations as incurred.

Goodwill  and  Amortization

Goodwill is amortized over an estimated useful life of three years, which considers factors such as expected technological obsolescence and related competition. Related amortization expense aggregated $304,757 during the year ended December 31, 1999.

                                 649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

1.  ORGANIZATION, BUSINESS  AND  SUMMARY  OF  ACCOUNTING  POLICIES  (CONTINUED)

Long-Lived  Assets

Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For the purposes of evaluating potential impairment, the Company's assets are grouped by the entity to which they relate. Since adopting this statement, the Company gives consideration to events or changes in circumstances for each of its entities. To date, management has not noted any evidence of impairment, and no related charges have been recognized by the Company.

     Software  Development  Costs

Costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are to be capitalized in accordance with SFAS No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased or Otherwise Marketed." The establishment of technological feasibility, and the ongoing assessment of the recoverability of capitalized software development costs, require considerable judgment by management with respect to certain external factors such as anticipated future revenues, estimated economic life, and changes in software and hardware technologies. No software development costs have been capitalized as of December 31, 1999.

Income  Taxes

The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year's taxable income for federal and state income tax reporting purposes.

                                 649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

1.     ORGANIZATION,  BUSINESS  AND  SUMMARY  OF ACCOUNTING POLICIES (CONTINUED)

Accounting  for  Employee  Stock  Options

In conformity with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has determined that it will not utilize the fair value method prescribed by SFAS No. 123 but will follow the guidance in Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock-based transactions.

Had the Company applied the valuation provisions of SFAS No. 123 to the employee stock options granted to officers (Note 6), the Company's pro-forma net loss for the year ended December 31, 1999 would have been $2,120,061 or $.21 per share. Related fair value estimates were determined using the Black-Scholes Option Valuation Model, which utilized discount rates of 7.5% and volatility factors ranging from 52% to 56%.

Loss  per  Common  Share

Loss per common share is computed based on the net loss for each period, and the weighted average number of common shares outstanding. Common stock equivalents were not considered in the loss per share calculations, as the effect would have been anti-dilutive, given the net loss reported in each period. Common stock and related per-share amounts have been retroactively adjusted for the 5-for-1 forward stock split described above.

Recent  Accounting  Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in an entity's financial statements. This statement requires an entity to classify items of other comprehensive income, by their nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company had no items of other comprehensive income (loss) during each of the periods presented in the accompanying financial statements.

                                 649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

1. ORGANIZATION,  BUSINESS  AND  SUMMARY  OF  ACCOUNTING  POLICIES  (CONTINUED)

Recent  Accounting  Standards  (continued)

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement requires public enterprises to report financial and descriptive information about its reportable operating segments and establishes standards for related disclosures about product and services, geographic areas, and major customers. Management has determined that the Company has only one reportable operating segment in each of the periods presented in the accompanying financial statements.

2.     ACQUISITION  OF  649.COM,  INC.

On September 15, 1999, the Company entered into a Plan of Reorganization and Acquisition (the "Acquisition Agreement") with 649.com, Inc., a private company based in Alberta, Canada ("649"). Under the terms of the Acquisition Agreement, the Company was required to issue 6,500,000 shares of its common stock and $100,000 cash to the sole stockholder of 649, Baycove Investments Limited, in exchange for all of the outstanding common shares of 649. As of December 31, 1999, the cash portion of the acquisition price had not yet been paid and, accordingly, such amount is included in due to stockholders (Note 3). The total acquisition purchase price was determined to be $4,367,900, based on the estimated fair value of consideration rendered. The fair value of the Company's common stock issued in this transaction was estimated based on the average closing price of the Company's common stock for 30 days prior and subsequent to the acquisition date, and a 30% discount for restrictions and limitations on the tradability of such shares, as well as the potentially dilutive effects of issuing a significant block of common shares. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated, based on estimated fair values, to the net assets of 649 on the date of acquisition as follows:

Net  assets  acquired                              $     155,772
Net  liabilities  assumed                               (276,155)
In-process  research  and  development  projects          99,780
Goodwill                                               4,388,503
                                                       ---------

                                                    $  4,367,900
                                                       =========

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

2.     ACQUISITION  OF  649.COM,  INC.  (CONTINUED)

Management estimated that the fair value of net assets acquired, and net liabilities assumed, approximated their related book values on the date of acquisition. In accordance with the provisions of Accounting Principles Board No. 16, the amount of the purchase price that exceeded the estimated fair value of the net assets acquired was assigned to goodwill, and such goodwill is being amortized over its estimated useful life (Note 1).

In connection with the acquisition, management determined that the estimated fair value of in-process research and development projects approximated $99,780 on the date of acquisition. Management did not obtain a formal, independent valuation of the projects, but rather estimated the related fair values by considering factors such as the status of each project and actual project expenditures. As described in Note 1, the projects acquired by the Company involve the 6/49 lottery concept and the application of this concept to the Internet and/or electronic video terminals. On the date of acquisition, management estimated that the 6/49 Internet project was approximately 20% complete and that no significant development of the 6/49 electronic video terminal project had been completed. Management estimates that the 6/49 Internet project will be completed during the year ended December 31, 2000, and that costs to complete this project will approximate $850,000. Management does not anticipate developing the 6/49 electronic video terminal project until the 6/49 Internet project is complete, marketed, and generating revenues.

Had the acquisition of 649 occurred on January 1, 1999, and had 649 been formed on that date, the Company's consolidated net loss for the year ended December 31, 1999 would have been $2,173,472, or $.21 per share.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

3.     RELATED-PARTY  TRANSACTIONS

Baycove  Investments  Limited

From time to time, the Company makes advances to, and receives advances from, its largest stockholder, Baycove Investments Limited, and affiliated entities ("Baycove"). No formal arrangement exists for such advances, which have historically been made or received on an "as-needed" basis. In addition, Baycove charges the Company $3,000 per month for administrative costs, which include office rent and related utility charges. Baycove also pays certain expenses on behalf of the Company. As a result of the above transactions with Baycove, the Company owes net advances to Baycove of $219,340 at December 31, 1999. Such amount is not collateralized, does not bear interest, and has no stated repayment terms.

In September 1999, the Company acquired the outstanding common stock of 649 from Baycove (Note 2). As discussed in Note 2, the Company owes Baycove $100,000 in connection with the acquisition.

Intrepid  International,  Ltd.

During the years ended December 31, 1999 and 1998, the Company received legal services from Intrepid International, Ltd. ("Intrepid"), a significant stockholder of the Company. As of December 31, 1999, the Company owes this stockholder $8,242.

During March 1999, the Company issued 221,860 shares of common stock to Intrepid in exchange for $44,372 of legal services provided to the Company. In addition, in April 1999, the Company issued 5,000,000 shares of common stock to Intrepid in exchange for $1,000 of cash. As the estimated fair market value of the Company's common stock exceeded the estimated fair value of consideration received by the Company, compensation expense of $499,000 was recognized by the Company in connection with the 5,000,000 shares of common stock issued to Intrepid.

Also during March 1999, two former officers of the Company, who are also partial owners of Intrepid, received an aggregate of 50,000 shares of the Company's common stock for prior services performed. The Company recognized compensation expense of $5,250 in connection with this stock issuance.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999


3.  RELATED-PARTY  TRANSACTIONS  (CONTINUED)

Lease  Agreement

In November 1999, the Company entered into an agreement with MillMedia, S.A., a service company based in Costa Rica that is owned by an officer of the Company. Under the terms of this agreement, MillMedia, S.A. will arrange and manage an Internet connection for the Company's computer equipment and provide other professional services as required by the Company. The Company will compensate MillMedia, S.A. for providing such services at an annual rate equivalent to the annual rental costs of the office/server site, personnel costs, and any additional costs incurred on behalf of the Company. Such agreement has an initial term of two years, but automatically renews for successive year-to-year terms, unless terminated in accordance with the terms of the agreement.

4.     EQUIPMENT  AND  SOFTWARE

     As of December 31, 1999, equipment and software, net, is comprised of the following:

          Computer  equipment                  $     50,812
          Software                                   10,286
                                               ------------
                                                     61,098
     Less  accumulated  depreciation                 (3,072)
                                               ------------
                                               $     58,026
                                               ============

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

5.     INCOME  TAXES

The income tax effects of significant items comprising the Company's net deferred income tax assets and (liabilities) are as follows at December 31, 1999:

     Depreciation  expense                               $     (2,702)
     Stock  based  compensation                               486,156
     NOL  carryforwards                                       125,357
     Valuation  allowance                                    (608,811)
                                                             --------
     Current  portion  of  deferred  tax  assets
          and  (liabilities)                             $          -
                                                         ============

The (benefit) provision for income taxes consisted of the following for the years ended:


                     DECEMBER 31,    December 31,
                         1999            1998
                     --------------  --------------
  Current:
    Federal          $           -   $           -
    State                        -               -
                     --------------  --------------

                                 -               -
                     --------------  --------------

  Deferred:
    Federal               (594,433)        (14,378)
    State                        -               -
                     --------------  --------------

                          (594,433)        (14,378)
                     --------------  --------------

Valuation allowance        594,433          14,378
                     --------------  --------------

                     $           -   $           -
                     ==============  ==============

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999



5.    INCOME  TAXES  (CONTINUED)

The reconciliation of income taxes computed at the federal statutory tax rate to income tax (benefit) expense at the effective income tax rate is as follows for the years ended:

                                                 DECEMBER  31,     December  31,
                                                       1999               1998
                                                       ----               ----

     Federal  statutory  income  tax  rate          (34.00%)            (34.00%)
     Increases  (decreases)  resulting  from:
          Permanent  differences                      5.05                   -
          Net  change  in valuation allowance        28.95             34.00
                                                     -------          ---------
     Effective  income  tax  rate                        -%                  -%
                                                   =========       =============

The Company has federal net operating losses ("NOL's") approximating $326,000. The federal NOL's can be applied to future taxable income and expire at various dates from 2005 through 2014. The utilization of a portion of the net operating losses may be limited under Section 382 of the Internal Revenue Code due to ownership changes.

At December 31, 1999, a valuation allowance was provided to reduce the Company's net deferred tax assets for the amount by which the deferred tax asset exceeded the net deferred tax liability resulting from all temporary differences. The Company provided the allowance since management could not determine that it was "more likely than not" that the benefits of the deferred tax assets would be realized.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999


6.    COMMITMENTS  AND  CONTINGENCIES

Employment  Agreements

In August 1999, the Company entered into 12-month management contracts with two officers. Such contracts provide for minimum base monthly salaries aggregating $14,000 Canadian dollars ($9,635 U.S. dollars at December 31, 1999). In addition, the contracts provide for the issuance of up to 750,000 shares of common stock and 750,000 options to purchase the Company's common stock, exercisable at $0.50 per share after the twelfth consecutive month of employment. The 750,000 shares of common stock are issuable during the year ended December 31, 2000, pursuant to the specific terms of each management contract. The Company considers these shares of common stock to be earned by the officers ratably over the terms of the management contracts, and accordingly, 281,500 shares of common stock are considered earned at December 31, 1999. Further, 281,250 options to purchase the Company's common stock are vested at December 31, 1999, and no options have yet been exercised by the officers. During the year ended December 31, 1999, the Company recognized compensation expense aggregating $391,250 in connection with the earned shares of common stock and vested stock options described above.

Consulting  Agreements

In June 1999, the Company entered into a consulting agreement with a software development firm. The Company is required to pay hourly rates ranging from $75 to $150 for services performed which include strategic technology consulting and website design and the development of the Company's 6/49 lottery products. Either party may terminate the agreement at any time upon request.

In September 1999, the Company entered into a management consulting agreement with a consulting firm. The Company is obligated to pay $3,000 per month for consulting services, which include developing investor relations, assistance with press releases, and various other marketing methods. The agreement expires in September 2000, but may be terminated at any time upon written notice.

                                  649.COM, INC.
                (FORMERLY, MARKET FORMULATION AND RESEARCH CORP.)
                          (A DEVELOPMENT-STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND FOR EACH OF THE
                  YEARS IN THE TWO-YEAR PERIOD THEN ENDED, AND
                  FOR THE PERIOD FROM INCEPTION, JUNE 13, 1990,
                            THROUGH DECEMBER 31, 1999

6.    COMMITMENTS  AND  CONTINGENCIES  (CONTINUED)

Consulting  Agreements  (continued)

In October 1999, the Company engaged an independent gaming evaluation laboratory to test the randomness, security, and integrity of the Company's 6/49 Internet lottery game. Related product testing and evaluation is expected to occur during March 2000 and April 2000, and is expected to cost the Company $20,860 Canadian dollars ($14,356 U.S. dollars at December 31, 1999).

Omnibus  Stock  Option  Plan

Effective December 1, 1999, the Company established an Incentive Stock Option Plan and a Nonstatutory Stock Option Plan (the "Plans"). The aggregate number of shares which may be optioned under the Plans shall not exceed 1,000,000 shares during the
12-month period ended November 30, 2000, and 10% of the Company's outstanding common stock on December 1 for each subsequent 12-month period. Options granted under the Plans shall have an exercise price of at least the fair market value of such shares of common stock on the date of grant, and related options are exercisable six months after the grant date. The Plans shall continue in effect until November 30, 2009. To date, there have been no options issued under the Plans.

Year  2000

The Company does not believe that the impact of the year 2000 computer issue will have a significant impact on its consolidated operations or consolidated financial position. Also, the Company does not believe that it will be required to significantly modify its internal computer systems, equipment or software under development. However, if internal systems, and equipment or software under development, do not correctly recognize date information in the year 2000, there could be an adverse impact on the Company's consolidated operations. Further, there can be no assurance that another entity's failure to ensure year 2000 capability would not have an adverse effect on the Company.

                                   SIGNATURES


In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                               649.COM,  INC.



Date:  April  14,  2000          By:   /s/  Larry  Burbidge
                                 -----------------------------
                                 Larry  Burbidge
                                 President